UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 16, 2015

SYMBID CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-177500	45-2859440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Marconistraat 16 3029 AK Rotterdam, The Netherlands		N/A
(Address of principal executive offices)		(Zip Code)

+ 31 (0) 041 34 601
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On Tuesday June 16, 2015, Loan Crowdfunding was launched by our wholly owned subsidiary, Symbid Holding B.V. The launch of this new peer-to-business lending service is intended to complement our existing Equity Crowdfunding service and support the development of our online funding platform for start-ups and small businesses, The Funding Network. Based on our existing crowdfunding technology, Loan Crowdfunding by Symbid will enable established businesses with at least 3 years of activity and positive cash flows to borrow money from a large group of investors, the “crowd”.

This new service will operate through a transaction-based model similar to our current Equity Crowdfunding service.  There is a fixed 1% success fee upon the successful funding of a loan crowdfunding campaign, paid by the business, plus 1% per year of the loan immediately payable upon successful closing of the campaign. In addition, investors will be charged a flat 1% administration fee.

As of May 29, 2015, Symbid is fully regulated by the Dutch Financial Markets Authority. Symbid obtained an exemption for mediation in redeemable funds from the Financial Markets Authority to offer this new loan crowdfunding product to the market.

The service will make use of our monitoring technology to provide investors ongoing insights into the performance of the business to which they have lent money. All businesses funded via Loan Crowdfunding will therefore be required to register for Monitoring by Symbid for one full year via a monthly-based subscription model.

Loan Crowdfunding by Symbid will use an independent risk scoring model, INRISC, developed by risk and treasury management firm Catena Investments, a subsidiary of Zanders. Symbid Holding B.V. has therefore entered into an agreement with Catena Investments to provide its automated credit risk scoring and pricing service. INRISC will assess the credit risk of Loan Crowdfunding investment opportunities using data provided by Monitoring by Symbid. This data is, in turn, streamed via accountant reporting systems.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMBID CORP.

Date: June 22, 2015	By:	/s/ Korstiaan Zandvliet
	Name:	Korstiaan Zandvliet
	Title:	President